Dynamex — Fourth Quarter Fiscal Year 2008
September 17, 2008

For immediate release
For further information contact:
Ray Schmitz (214) 560-9308
ray.schmitz@dynamex.com
DYNAMEX ANNOUNCES FOURTH QUARTER
FISCAL YEAR 2008 RESULTS
Fourth Quarter & FY 2008 Highlights:
•	4th Quarter sales increase 9.6% to $119 million.

•	4th Quarter net income per fully diluted share increases 17.2% to $0.45.

•	FY 2008 sales increase 10.2%, net income per fully diluted share increases 17.6% excluding the one-time benefit in the prior year.

•	Common share repurchases total 121,000 in 4th Quarter and 222,100 in August 2008.

•	Board authorizes $20 million increase in share repurchases.
September 17, 2008 — Dallas, Texas — Dynamex Inc. (NASDAQ: DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $4.6 million or $0.45 fully diluted net income per share for the FY 2008 fourth quarter compared to $4.1 million or $0.38 fully diluted net income per share in the prior year. For the full fiscal year ended July 31, 2008, the Company reported net income of $15.8 million or $1.53 fully diluted net income per share, compared with net income of $15.0 million or $1.39 fully diluted net income per share in the prior year. The prior year includes a one-time, after-tax benefit of $972,000, $0.09 per fully diluted share, recorded in the second quarter of FY 2007 from the resolution of prior year cross-border transfer pricing issues. Excluding that adjustment from the prior year, net income per fully diluted share increased 17.6%.
Sales increased 9.6% to $119 million this quarter compared to the prior year. The exchange rate between the Canadian dollar and the U.S. dollar was approximately 6.6% higher this quarter than the same quarter last year. The Company estimates that higher fuel surcharges account for approximately 4.3% of the increase in sales. The core growth rate per day, the rate excluding changes in fuel surcharge revenues and foreign exchange, increased 3.2% this quarter. The prior year quarter includes sales of approximately $3.9 million for services provided on an interim basis to one customer in Canada. Excluding those one-time sales, the core growth rate per day would have been approximately 6.8%.
Selling, general and administrative (“SG&A”) expenses increased $1.9 million, or 8.4% compared to the same quarter last year. As a percentage of sales, SG & A expenses were 20.1% in the current year compared to 20.4% in the prior year quarter. Normal wage increases as well
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Dynamex — Fourth Quarter Fiscal Year 2008
September 17, 2008

as additional personnel required to manage and operate new business started over the last year contributed to the dollar increase in SG&A expenses.
Operating income increased 19.2% compared to the prior year quarter. Purchased transportation costs, the largest component of cost of sales represented 65.6% of sales in the current year quarter, the same percentage as the prior year quarter. Other direct cost of sales represented 7.3% of sales compared to 7.6% last year.
Income tax expense was $3.0 million, 39.6% of income before taxes in the current year quarter compared to $2.5 million, 37.9% of income before taxes in the prior year quarter. The higher income tax rate this quarter results from the higher proportion of pre-tax income generated in the U.S. than the previous year. The Company’s effective income tax rate in the U.S. was approximately 41.6% and 33.2% in Canada.
Fourth Quarter Highlights
“We are pleased with our performance for both the fourth quarter and year as we continued to deliver increased top and bottom line performance despite a very difficult economic environment and an historic rise in fuel costs,” said Dynamex Chairman and CEO, Rick McClelland. “Sales increased 9.6% for the quarter and 10.2% for the year while net income per fully diluted share increased 17.2% for the quarter and 17.6% for the year, excluding the one-time benefit recorded last year. During the quarter, our margins stabilized as we expected, and should remain relatively stable during the 2009 fiscal year.
“Improving shareholder value remains one of our highest priorities and we continued our share repurchase program during the quarter, purchasing 121,000 common shares,” added McClelland. “Subsequent to the end of this fiscal year, we repurchased an additional 222,100 shares reducing the outstanding share count to 9.9 million. We will continue our share repurchase program in FY 2009 using excess cash from U.S. and Canadian operations. While we anticipate the repatriation of excess cash from Canada will increase our effective tax rate in the U.S. and thus result in a reduction in net income per share for the 2009 fiscal year, we believe this action is in the best overall interest of our shareholders.
“Our outlook for fiscal year 2009 continues to be positive as we believe our variable cost business model combined with our industry leading technology and North American presence provides us with a distinct competitive advantage to sustain continued profitable growth and returns for our shareholders despite current economic challenges,” continued McClelland. “We expect the Canadian dollar to decline approximately 5% versus the U.S. dollar during fiscal year 2009, which will impact both sales growth and net income per share. We expect year-over-year sales growth of between 7% and 8% and net income to range from $1.50 to $1.60 per fully diluted share for fiscal 2009 reflecting the reduction in the exchange rate, a higher effective income tax rate and the one-time, special payment of $1.5 million in the first quarter of FY 2009.
“Overall, we are pleased with our results in FY 2008 and our opportunities in the year ahead,” concluded McClelland. “We have a debt free business delivering strong cash flow and bottom-
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September 17, 2008

line returns. I am extremely proud of our employees’ contributions and dedication during the year and we are very focused on improving our performance during the current fiscal year.”
Long-Term Debt
Long-term debt was zero at July 31, 2008. Cash flow generated from operations was sufficient to fund operations and capital expenditures.
On September 17, 2008, the Company amended its bank credit facility to increase the revolving credit line to $40 million and extend the term through July 31, 2013. The Company will use the facility for general corporate purposes and to support the Company’s share repurchase program.
Margins
The gross margin this quarter was 27.1% of sales, slightly above our stated target range of 26.5% to 27.0%, and above the 26.8% in the same quarter last year.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $8.4 million, 7.0% of sales in the current quarter compared to $7.3 million or 6.7% of sales in the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 7 of this release).
Cash Flow from Operations
Net cash provided by operating activities was $16.4 million this year compared to $24.6 million in the prior year. The principal factors that caused the reduction in net cash provided from operations were higher cash taxes in the current year, the payment in FY 2008 for stock repurchase transactions consummated in FY 2007, the benefit last year from lessor financed leasehold improvements and higher rent abatements that were offset, in part, by a decrease in working capital in the current fiscal year required to finance accounts receivable. The Company’s cash position improved from $8.9 million at July 31, 2007 to $19.9 million at July 31, 2008.
Depreciation and Amortization
Depreciation and amortization (“D&A”) increased to $706,000 in this quarter from $615,000 in the fourth quarter last year due principally to the higher level of capital additions in recent years. As a percent of sales, D&A was 0.6% for both the current quarter and the prior year period.
Interest Expense
Interest expense for the three months ended July 31, 2008 was $52,000, $13,000 above the prior year period.
Stock Repurchases
During the fourth quarter, the Company repurchased 121,000 shares of the Company’s common stock at a total cost of $3.0 million. In August 2008, the Company repurchased an additional 222,100 shares of Dynamex common stock at a total cost of $6.3 million, leaving a balance of $12.3 in the current authorization. At their September 16, 2008 meeting, the Board authorized
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Dynamex — Fourth Quarter Fiscal Year 2008
September 17, 2008

an additional $20 million for share repurchases. Management intends to continue to purchase shares from time to time using available cash or temporary borrowings from the bank facility.
Special Payment
On September 16, 2008, the Board of Directors approved a one-time special payment of $1.5 million to Richard McClelland, Dynamex Chairman and CEO. The payment was based on the results of a compensation study conducted by an independent compensation consultant engaged by the Compensation Committee of the Board of Directors to provide competitive market data covering certain named executive officers of the Company. The payment to Mr. McClelland in the first quarter of FY 2009 will result in a reduction in net income per fully diluted share of $0.10.
Outlook
The following outlook for FY 2009 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.
The Company expects year-over-year sales growth of between 7% and 8% for FY 2009 based on an average exchange rate of 1.064 Canadian dollars for each U.S. dollar. The FY 2008 actual average exchange rate was 1.006 Canadian dollars for each U.S. dollar. If the average exchange rate remained at the FY 2008 level, expected sales growth would be in the 9.5% to 10.5% range.
Excluding the FY 2009 first quarter payment to Mr. McClelland of $1.5 million, the Company expects FY 2009 net income to range from $1.60 to $1.70 per fully diluted share. The expected decline in the Canadian/U.S. dollar exchange rate reduces expected net income per share by approximately $0.05. The Company intends to repatriate excess cash from Canada in FY 2009 to support its ongoing share repurchase program. The incremental taxes (approximately $50,000 per million) from repatriation of Canadian cash will result in an increase in the U.S. effective income tax rate of approximately 4.1% which will reduce net income per diluted share by approximately $0.05. The Company expects the consolidated effective income tax rate to increase to 41.2% in FY 2009 from 38.1% in FY 2008.
Investor Call
The Company will host an investor conference call on Thursday, September 18, 2008 at 9:00 a.m. Central Standard Time. All interested parties may access the call Toll-Free at 1-877-407-9039. A participant will need the following information to access the conference call: Company name – “Dynamex”. A telephone replay of the conference call will be available through September 25, 2008 at, Toll-Free, 1-877-660-6853, enter Account Number 3055 and Conference ID Number 280525.
The conference call will also be available on the Internet through Thomson’s website, located at www.earnings.com, and the link is also available through the Company’s website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.
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Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
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September 17, 2008

This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.
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Dynamex — Fourth Quarter Fiscal Year 2008
September 17, 2008

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)

	July 31,	July 31,
	2008	2007
ASSETS
CURRENT
Cash and cash equivalents	$19,888	$8,857
Accounts receivable (net of allowance for doubtful accounts of $915 and $866, respectively)	47,288	42,649
Income taxes receivable	1,546	1,092
Prepaid and other current assets	4,429	3,559
Deferred income taxes	3,504	3,136

Total current assets	76,655	59,293

Property and equipment — net	8,670	8,495
Goodwill	48,109	47,613
Intangibles — net	808	326
Deferred income taxes	—	1,398
Other assets	4,382	3,915

Total assets	$138,624	$121,040

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable trade	$12,621	$15,426
Accrued liabilities and other	24,160	20,530

Total current liabilities	36,781	35,956

Long-term debt	—	—
Other long-term liabilities	4,209	3,675

Total liabilities	40,990	39,631

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 10,148 and 10,145 outstanding, respectively	101	101
Additional paid-in capital	45,311	45,671
Retained earnings	46,905	31,122
Unrealized foreign currency translation adjustment	5,317	4,515

Total stockholders’ equity	97,634	81,409

Total liabilities and stockholders’ equity	$138,624	$121,040

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September 17, 2008

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)
(Unaudited)

	Three months ended		Year ended
	July 31,		July 31,
	2008	2007	2008	2007
Sales	$119,092	$108,644	$455,776	$413,774

Cost of sales:
Purchased transportation	78,174	71,348	300,211	270,910
Other direct costs	8,648	8,225	34,167	33,429

	86,822	79,573	334,378	304,339

Gross profit	32,270	29,071	121,398	109,435

Selling, general and administrative
Expenses:
Salaries and employee benefits	17,007	15,146	65,639	58,420
Other	6,977	6,973	27,721	26,921

	23,984	22,119	93,360	85,341

Depreciation and amortization	706	615	2,825	2,357
(Gain) loss on disposal of property and equipment	8	(14)	(8)	(20)

Operating income	7,572	6,351	25,221	21,757

Interest expense	52	39	232	299
Other income, net	(89)	(302)	(516)	(2,079)

Income before taxes	7,609	6,614	25,505	23,537

Income tax expense	3,013	2,509	9,722	8,575

Net income	$4,596	$4,105	$15,783	$14,962

Basic earnings per common share:	$0.45	$0.39	$1.55	$1.41

Diluted earnings per common share:	$0.45	$0.38	$1.53	$1.39

Weighted average shares:
Common shares outstanding	10,181	10,605	10,207	10,612
Adjusted common shares — assuming exercise of stock options	10,272	10,752	10,297	10,738

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Dynamex — Fourth Quarter Fiscal Year 2008
September 17, 2008

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except percentage data)
(Unaudited)
Continued

	Three months ended		Year ended
	July 31,		July 31,
	2008	2007	2008	2007
Selected items as a percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Purchased transportation	65.6%	65.6%	65.9%	65.4%
Other direct costs	7.3%	7.6%	7.5%	8.1%

	72.9%	73.2%	73.4%	73.5%

Gross profit	27.1%	26.8%	26.6%	26.5%

Selling, general and administrative expenses:
Salaries and employee benefits	14.2%	14.0%	14.4%	14.1%
Other	5.9%	6.4%	6.1%	6.5%

	20.1%	20.4%	20.5%	20.6%

Depreciation and amortization	0.6%	0.6%	0.6%	0.6%
(Gain) loss on disposal of property and equipment	0.0%	0.0%	0.0%	0.0%

Operating income	6.4%	5.8%	5.5%	5.3%

EBITDA Margin	7.0%	6.7%	6.3%	6.3%
EBITDA	$8,367	$7,268	$28,562	$26,193

Reconciliation of Non-GAAP Financial Measures:
Net income	$4,596	$4,105	$15,783	$14,962
Income tax expense	3,013	2,509	9,722	8,575
Interest expense	52	39	232	299
Depreciation and amortization	706	615	2,825	2,357

EBITDA	$8,367	$7,268	$28,562	$26,193

Sales by Service Type
On Demand	$38,489	32.3%	$35,414	32.6%	$148,410	32.6%	$137,418	33.2%
Distribution & Other	80,603	67.7%	73,230	67.4%	307,366	67.4%	276,356	66.8%

Total Sales	$119,092	100.0%	$108,644	100.0%	$455,776	100.0%	$413,774	100.0%

Sales by Country
United States	$73,092	61.4%	$65,874	60.6%	$280,583	61.6%	$257,025	62.1%
Canada	46,000	38.6%	42,770	39.4%	175,193	38.4%	156,749	37.9%

Total Sales	$119,092	100.0%	$108,644	100.0%	$455,776	100.0%	$413,774	100.0%

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Dynamex — Fourth Quarter Fiscal Year 2008
September 17, 2008

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

	Year ended
	July 31,
	2008	2007
OPERATING ACTIVITIES
Net income	$15,783	$14,962
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,825	2,357
Amortization of deferred bank financing fees	10	28
Provision for losses on accounts receivable	1,039	499
Stock option compensation	1,180	771
Deferred income taxes	1,472	3,368
Lessor financed leasehold improvements	—	1,997
Non-cash rent expense	49	860
Gain on disposal of property and equipment	(8)	(19)
Changes in current operating assets and liabilities:
Accounts receivable	(5,678)	(6,722)
Prepaids and other assets	(1,405)	(105)
Accounts payable and accrued liabilities	1,087	6,589

Net cash provided by operating activities	16,354	24,585

INVESTING ACTIVITIES
Purchase of property and equipment	(2,845)	(4,961)
Acquisition of customer lists	(491)	—
Purchase of deferred compensation investments	(322)	(278)

Net cash used in investing activities	(3,658)	(5,239)

FINANCING ACTIVITIES
Principal payments on long-term debt	—	(5)
Net payments under line of credit	—	(900)
Net proceeds from sale of common stock	1,099	1,103
Tax benefit realized on exercise of stock options	328	142
Purchase and retirement of treasury stock	(2,966)	(14,864)
Other assets and deferred offering costs	(176)	(1,212)

Net cash used in financing activities	(1,715)	(15,736)

EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION	50	(811)

NET INCREASE IN CASH AND CASH EQUIVALENTS	11,031	2,799
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	8,857	6,058

CASH AND CASH EQUIVALENTS, END OF YEAR	$19,888	$8,857

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$157	$262

Cash paid for taxes	$8,043	$5,226

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